UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2012

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:  (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On December 27, 2012, TigerLogic Corporation, a Delaware corporation (“Parent”), Storycode, Inc. (“Company”), TLSC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Jon Maroney, an individual, entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will become a wholly-owned subsidiary of Parent at the effective time of the Merger (the “Effective Time”).

At the Effective Time, each share of the common stock (and each option to purchase common stock) of the Company and certain promissory notes issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a pro rata share of the number of shares (or options to purchase the number of shares) of common stock of the Parent (the “Parent Shares”) equal to $6,750,000 divided by the closing sale price on the Nasdaq Stock Market of the Parent Shares on the closing date of the Merger. This calculation is subject to certain adjustments related to (i) the Company’s working capital and (ii) a cap on the maximum number of Parent Shares to be issued in connection with the Merger.   A specified percentage of the Parent Shares to be issued in the transaction will be subject to a holdback for potential indemnity obligations.

At the Effective Time, the single outstanding share of Company Series A Preferred Stock shall be converted into the right to receive $250,000.   In addition, Parent has provided Company with $100,000 in bridge financing and will be paying up to $150,000 of Company’s liabilities at closing.

The boards of directors of each of the Company, the Merger Sub and Parent have approved the Merger Agreement and the Merger.

The Merger Agreement includes customary representations, warranties and covenants by the parties.  The Company has agreed, among other things, to operate its business in the ordinary course until the Merger is consummated.  The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company.

Consummation of the Merger is subject to the approval of the stockholders of the Company and other various customary closing conditions, including (i) the absence of any law, injunction, judgment or ruling enjoining or prohibiting the Merger, (ii) the accuracy of the representations and warranties made by the parties and (iii) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement.

Subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by February 15, 2013.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about Parent, Company or Merger Sub.  The Merger Agreement contains representations and warranties that the parties made to and solely for the benefit of each other and may be subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract.  In addition, certain representations and warranties may have been made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Parent’s public disclosures.

Item 3.02              Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is hereby incorporated into this Item 3.02 by reference.

The Parent Shares to be issued to the holders of the Company’s common stock have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in reliance on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and the rules and regulations promulgated thereunder based on the following factors: (i) the number of holders of the Company’s common stock, (ii) the absence of general solicitation, (iii) representations obtained from the holders of the Company’s common stock with respect to their investment experience and ability to bear economic risk, and (iv) the placement of restrictive legends on the stock certificates.

Item 7.01. Regulation FD Disclosure.

Parent issued a press release on December 28, 2012 regarding the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 incorporated herein shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
10.1	Agreement and Plan of Merger dated December 27, 2012
99.1	Press Release dated December 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: December 28, 2012	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement and Plan of Merger dated December 27, 2012
99.1	Press Release dated December 28, 2012